Exhibit 8.1
Subsidiaries of the Company

Legal Name	Jurisdiction of Incorporation
Polestar Holding AB	Sweden
Polestar Automotive (Singapore) Pte. Ltd.	Singapore
Polestar Performance AB	Sweden
Polestar Automotive Canada Inc.	Alberta, Canada
Polestar Automotive USA Inc.	Delaware, USA
Gores Guggenheim, Inc.	Delaware, USA
Polestar Automotive Belgium BV	Belgium
Polestar Automotive Germany GmbH	Germany
Polestar Automotive Netherlands BV	Netherlands
Polestar Automotive Sweden AB	Sweden
Polestar Automotive Austria GmbH	Austria
Polestar Automotive Denmark ApS	Denmark
Polestar Automotive Finland Oy	Finland
Polestar Automotive Switzerland GmbH	Switzerland
Polestar Automotive Norway A/S	Norway
Polestar Automotive Korea Limited	South Korea
Polestar Automotive Australia PTY Ltd	Australia
Polestar Automotive (Singapore) Distribution Pte. Ltd.	Singapore
Polestar Automotive Ireland Limited	Republic Ireland
PLSTR Automotive Portugal Unipessoal Lda	Portugal
Polestar Automotive Poland sp. zo. o	Poland
Polestar Automotive UK Limited	United Kingdom
Polestar Automotive Spain S.L	Spain
Polestar Automotive Luxembourg SARL	Luxembourg
Polestar Automotive Czech Republic s.r.o	Czech Republic
Polestar Automotive Italy s.r.l	Italy
Polestar Automotive Shanghai Co., Ltd.	People’s Republic of China
Polestar New Energy Vehicle Co., Ltd.	People’s Republic of China
Polestar Automotive China Distribution Co., Ltd.	People’s Republic of China
Polestar Automotive Consulting Service (Shanghai) Co., Ltd.	People’s Republic of China
Polestar Automotive (Chongqing) Co., Ltd.	People’s Republic of China